Exhibit 9(xiv) under Form N-1A
                                          Exhibit 1 under Item 601/Reg. S-K

                                 EXHIBIT K
                                  to the
                         Shareholder Services Plan

                                Star Funds

                        STAR TAX-FREE INSURED FUND


          This Plan is adopted by Star Funds with respect to the Class of Shares of the portfolio of the Trust set forth above.

          In compensation for the services provided pursuant to this Plan, Providers will be paid a monthly fee computed at the annual rate of 0.25 of 1% of the average aggregate net asset value of the Star Tax-Free Insured Fund held during the month.

          Witness the due execution hereof this 1st day of December, 1996.


                              Star Funds


                              By:
                                 Edward C. Gonzales
                                 President